EXHIBIT 99.1

For Immediate Release: July 30, 2015
Jennifer Nahas
Vice President, Marketing
Griffin Capital Corporation
jnahas@griffincapital.com
Office Phone: 949-270-9332
Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT II Acquires the FedEx Freight Dual-Hub Facility in West Jefferson, Ohio

El Segundo, Calif. (July 30, 2015) - Griffin Capital Corporation ("Griffin Capital") announced today, on behalf of Griffin Capital Essential Asset REIT II, Inc. ("GCEAR II" or the "REIT"), the closing of a 160,410-square-foot, Class A, truck terminal (the "Property") located in West Jefferson, Ohio. The purchase price of the Property was $28.0 million. The seller was The Schueler Group of Companies, one of the largest landowners and property managers in Southwest Ohio.
The Property was constructed in 2009 as a build-to-suit to FedEx Freight Inc. (the "Tenant" or "FedEx Freight"), a wholly-owned subsidiary of FedEx Corporation (the "Parent" or "Guarantor"). The Property is leased in its entirety to FedEx Freight Inc. with a parent guarantee from FedEx Corporation. The Property services the Columbus, Ohio MSA, and functions as a regional hub for both FedEx Freight Priority shipments and FedEx Freight Economy shipments - one of only 12 "dual hubs" throughout the entire FedEx Freight network.
"The Property has unmatched access to and visibility from Interstate 70," said Shawn Carstens, Griffin Capital's Vice President of Acquisitions. "The Property is situated 21 miles west of Columbus, Ohio in an area with minimal traffic congestion, and is centrally located to handle less-than-truckload shipments moving to and from the Western, Eastern,

Southern, Midwestern, and Northeastern United States. This location is ideal for FedEx Freight's operations and bodes well for its long-term tenancy."
Don Pescara, Griffin Capital's Managing Director of Acquisitions, added, "The acquisition of the FedEx Freight facility represented the opportunity to add another business-essential asset to GCEAR II's portfolio. The strategic location of the asset and significant infrastructure investments the Ohio Department of Transportation has made in the area, as well as the Guarantor's investment grade credit rating and the Tenant's long lease commitment, were all factors that made this an attractive investment."
About Griffin Capital Essential Asset REIT II and Griffin Capital Corporation
Griffin Capital Essential Asset REIT II, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 15 office and industrial buildings totaling approximately 2.6 million rentable square feet and total capitalization of $383 million. The REIT's sponsor is Griffin Capital Corporation ("Griffin Capital"), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives with more than two decades of real estate experience collectively encompassing over $21 billion of transaction value and more than 650 transactions, Griffin Capital and its affiliates have acquired or constructed approximately 41 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 26.6 million square feet of space, located in 29 states, representing approximately $4.5 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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